REGAL REXNORD CORPORATION -- 2018 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD

[Name]
[Address]

Dear _____________________:

You have been granted an award of Restricted Stock (an “Award”) under the Regal Rexnord Corporation 2018 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:     __________, 20____

Shares of Restricted
Stock: __________________

Vesting Schedule:    One hundred percent (100%) of your shares of Restricted Stock will vest on the first anniversary of the Grant Date. If your employment or service with the Company terminates (voluntarily or involuntarily) before your Restricted Stock is 100% vested, then all nonvested shares of Restricted Stock will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death or Disability, in accordance with the terms of the Plan.

Issuance of Shares: As soon as reasonably practicable after your shares of Restricted Stock vest, the Company will issue to you or a designated brokerage firm a number of Shares equal to the number of shares of Restricted Stock that have vested. In all events such settlement of any earned Restricted Stock shall occur no later than March 15 of the year following the year of vesting unless delivery is deferred pursuant to a nonqualified deferred compensation plan in accordance with the requirements of Section 409A of the Code, and subject to applicable withholding.

Change of Control: Upon a Change of Control, this Award will be treated as provided in the Plan.

Transferability of Shares:    By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:    Prior to Shares being delivered to you upon vesting of the Restricted Stock, you may not exercise any voting rights with respect to any such Shares underlying the Restricted Stock.

If both a record date and payment date with respect to a cash dividend (other than a special or extraordinary dividend, including any dividend not paid as a regular quarterly dividend) on the Shares occurs prior to the settlement date, then on the date that such dividend is paid to Company shareholders you shall be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to you if you owned a number of Shares equal to the number of outstanding shares of Restricted Stock hereunder as of such record date. The dividend equivalents will be accumulated and paid in cash on or around the same date that the underlying shares of Restricted Stock to which they are attributable become vested.
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Transferability of Award:    Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer this Award for any reason, other than under your will or as required by the laws of descent and distribution. This Award also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of this Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.

Tax Withholding:    To the extent that the vesting of the Restricted Stock results in income to you for Federal, state or local income tax purposes, or the Company is otherwise required to withhold amounts with respect to the Restricted Stock, you shall deliver to the Company at the time the Company is obligated to withhold amounts, such amount as the Company requires to meet the statutory withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from payment under this Award or other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement, in connection with the vesting of Restricted Stock, in whole or in part, in cash or by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon vesting of the Restricted Stock having an aggregate Fair Market Value sufficient to satisfy the Company’s withholding obligation; provided that, to the extent required for the Company to avoid an accounting charge, the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date on which the applicable withholding obligation arises.

Restrictive Covenants:    By accepting this Award, you agree that this Award shall be subject to forfeiture, and any gains pursuant to this Award shall be subject to disgorgement, if (1) while you are employed by or in service with the Company or any Affiliate, you compete with the Company or an Affiliate, participate in any enterprise that competes with the Company or an Affiliate or use or disclose, other than as expressly authorized by the Company, any confidential business information or trade secrets that you obtain during the course of your employment or service with the Company or any Affiliate; or (2) after you are no longer employed by or in service with the Company or any Affiliate, you are determined by the Administrator in its reasonable discretion (A) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between you, on the one hand, and the Company or any Affiliate, on the other hand (your “Restrictive Agreement”), or (B) while this Award is in effect, to have engaged in conduct that would have constituted a breach of your Restrictive Agreement if such Restrictive Agreement were then in effect.

Miscellaneous:
•As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.
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•This Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Administrator or the Company without your consent in accordance with the provisions of the Plan.
•The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
•This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.
Prospectus Delivery/Access:
•By accepting this Award you acknowledge that a prospectus for the Plan, along with a copy of the Plan and the Company’s most recent Annual Report to Shareholders, has been made available to you electronically via the Company’s designated stock plan administrator’s web portal.
•A paper copy of the prospectus for the Plan is also available to participants upon request.
This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

UNLESS YOU DECLINE THIS AWARD WITHIN 90 DAYS, YOU AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AWARD AND THE PLAN.

REGAL REXNORD CORPORATION

By: ____________________________
Name:
Title:

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